Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2017 THIRD QUARTER RESULTS

RAISES 2017 EARNINGS GUIDANCE AND

INCREASES DIVIDEND 24%

New York, New York, November 8, 2017: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the third quarter ended September 30, 2017.

Third Quarter 2017 Compared to Third Quarter 2016:

●	Net sales were $169.5 million, up 7.6% from $157.6 million; at comparable foreign currency exchange rates, net sales increased 5.2%;

●	Net sales by European based operations rose 9.1% to $134.6 million from $123.4 million;

●	Net sales by U.S. based operations were $34.9 million, up 2% compared to $34.2 million;

●	Gross margin was 61.0% compared to 60.2%;

●	S,G&A expenses as a percentage of net sales were 41.5% compared to 39.7%;

●	Operating income increased 2.7% to $33.2 million from $32.3 million;

●	Net income attributable to Inter Parfums, Inc. increased 5.2% to $17.1 million compared $16.2 million; and,

●	Net income attributable to Inter Parfums, Inc. per diluted share rose 5.8% to $0.55 from $0.52.

Discussing European based operations, Jean Madar, Chairman & CEO of Inter Parfums stated, “Product sales of our largest brand, Montblanc, rose 13% in the third quarter bringing year-to-date sales just short of $100 million. Through the first nine months of this year, however, Montblanc brand sales were just 5% ahead of the same period last year, when the hugely successful Legend Spirit debuted producing a 23% comparable period sales increase. Our second largest brand, Jimmy Choo, generated three and nine month sales increases of 3% and 24%, respectively, as compared to the corresponding periods of the prior year due to two recent extensions, Jimmy Choo L’Eau for women and Jimmy Choo Man Ice, as well as from solid sales of the brand’s established collections. Lanvin brand sales, although down 8% for the 2017 third quarter, are up 14% year-to-date, resulting from gains in the brand’s best performing product line, Éclat d’Arpège, coupled with the international launch of Modern Princess.”

He continued, “Our newest brands are proving to be exceptional additions to our fragrance portfolio. Sales of the new Coach scent for men, combined with the strong performance of the Coach signature scent for women, which debuted in the second half of last year, produced the 34% increase in third quarter brand sales. As we reported, third quarter Rochas brand sales were 33% ahead of last year’s third quarter. Beyond the traditional Rochas markets in France and Spain and the very welcome recurring sales of Eau de Rochas in those markets, we have been reviving the nearly century old brand’s luster and expanded its reach to 15 markets with the launch of Mademoiselle Rochas, with additional sales destinations in the works for this year and next.”

On the subject of U.S. based operations, Mr. Madar continued, “Icon Racing by Dunhill and Fantasia by Anna Sui began shipping in September which along with improved sales of Oscar de la Renta legacy fragrances contributed to the increase in third quarter sales. Offsetting much of these gains, however, were lower comparable quarter sales of Abercrombie & Fitch and Hollister fragrances, which launched First Instinct, and Wave, respectively, in last year’s second quarter.”

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November 8, 2017

Mr. Madar pointed out, “All of the regions in which we do business have shown improvement over last year. Through the first nine months of the year, sales within our three largest markets, North America, Western Europe, and Asia are up 15%, 6% and 14%, respectively, compared to the same period one year earlier. Ranked by size, our next three markets, Central and South America, the Middle East, and Eastern Europe, achieved sales growth of 21%, 23% and 42%, respectively.”

Discussing profitability factors, Mr. Greenberg stated, “For European operations, gross profit margin was 65% in the current third quarter compared to 64% in the same period last year. The negative impact of a weaker dollar on gross margin was mitigated by increased gross margin from higher product sales made directly to retailers through our own distribution subsidiaries. Of special note, increased sales of Rochas brand fragrances was a major contributor as its sales are concentrated in France and Spain, both of which are countries where we distribute directly to retailers. For U.S. operations, gross profit margin was 47% for both the current and the prior year’s third quarter. While advertising and promotion expenses increased 26% from last year’s third quarter in support of new product launches and best sellers, overall selling, general and administrative expenses as a percent of sales inched up 180 basis points.”

Mr. Greenberg also pointed out, “We closed the quarter with working capital of $377 million, including approximately $231 million in cash, cash equivalents and short-term investments, a working capital ratio of 3.4 to 1 and $65.6 million of long-term debt, including current maturities, incurred in connection with the 2015 Rochas brand acquisition.”

Raises 2017 Earnings Guidance

Mr. Greenberg noted, “Last month we raised our 2017 sales guidance range to between $575 million and $580 million from our previous guidance range of $560 million to $570 million. We have likewise now raised our full year 2017 guidance for net income attributable to Inter Parfums, Inc. to between $1.27 and $1.29 per diluted share; our prior guidance had been in the range of $1.25 to $1.27 per diluted share. As previously reported, we have scheduled November 13, 2017, after the close of the market, for the release of our initial 2018 guidance.” Guidance assumes the dollar remains at current levels.

Dividend Increase

The Board of Directors of Inter Parfums, Inc. authorized a 24% increase in the annual dividend to $0.84 per share. The next quarterly cash dividend of $0.21 per share is payable on January 15, 2018 to shareholders of record on December 29, 2017.

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 am ET, on Thursday, November 9, 2017. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section.

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November 8, 2017

Founded more than 30 years ago, Inter Parfums, Inc. is a premier fragrance company with a diverse portfolio of prestige brands that includes Abercrombie & Fitch, Agent Provocateur, Anna Sui, bebe, Boucheron, Coach, Dunhill, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Rochas, Shanghai Tang, S.T. Dupont and Van Cleef & Arpels. The fragrance products developed, produced and distributed by Inter Parfums are sold in more than 100 countries throughout the world.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2016 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

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November 8, 2017

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Net sales	$169,531	$157,622	$441,725	$386,301

Cost of sales	66,059	62,790	164,240	145,723

Gross margin	103,472	94,832	277,485	240,578

Selling, general and administrative expenses	70,309	62,529	203,676	179,285

Income from operations	33,163	32,303	73,809	61,293

Other expenses (income):
Interest expense	495	515	1,494	2,181
Loss on foreign currency	335	334	1,308	388
Interest income	(615)	(765)	(2,788)	(2,722)

	215	84	14	(153)

Income before income taxes	32,948	32,219	73,795	61,446

Income taxes	10,845	10,740	24,314	22,790

Net income	22,103	21,479	49,481	38,656

Less: Net income attributable to the noncontrolling interest	5,026	5,240	12,287	9,252

Net income attributable to Inter Parfums, Inc.	$17,077	$16,239	$37,194	$29,404

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.55	$0.52	$1.19	$0.95
Diluted	$0.55	$0.52	$1.19	$0.94

Weighted average number of shares outstanding:
Basic	31,175	31,080	31,163	31,058
Diluted	31,307	31,171	31,281	31,138

Dividends declared per share	$0.17	$0.15	$0.51	$0.45

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November 8, 2017

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

ASSETS
	September 30, 2017	December 31, 2016
Current assets:
Cash and cash equivalents	$108,367	$161,828
Short-term investments	122,402	94,202
Accounts receivable, net	159,434	104,819
Inventories	134,280	96,977
Receivables, other	1,341	7,433
Other current assets	8,885	6,240
Income tax receivable	548	626
Total current assets	535,257	472,125
Equipment and leasehold improvements, net	10,321	10,076
Trademarks, licenses and other intangible assets, net	200,841	183,868
Deferred tax assets	11,071	8,090
Other assets	8,183	8,250
Total assets	$765,673	$682,409

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$24,016	$21,498
Accounts payable – trade	54,449	49,507
Accrued expenses	63,113	62,609
Income taxes payable	10,970	3,331
Dividends payable	5,301	5,293
Total current liabilities	157,849	142,238
Long-term debt, less current portion	41,554	53,064
Deferred tax liability	3,741	3,449
Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued	—	—
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 31,182,458 and 31,138,318 shares at September 30, 2017 and December 31, 2016, respectively	31	31
Additional paid-in capital	64,645	63,103
Retained earnings	424,545	402,714
Accumulated other comprehensive loss	(23,061)	(57,982)
Treasury stock, at cost, 9,864,805 common shares at September 30, 2017 and December 31, 2016, respectively	(37,475)	(37,475)
Total Inter Parfums, Inc. shareholders’ equity	428,685	370,391
Noncontrolling interest	133,844	113,267
Total equity	562,529	483,658
Total liabilities and equity	$765,673	$682,409